December 23, 2013

Liquid Holdings Group Announces Victor R. Simone, Jr. as New Non-Executive Board Chairman

Former Senior Executive at Goldman Sachs Brings Leadership and Deep Experience Growing Financial Technology Companies

NEW YORK, Dec. 23, 2013 (GLOBE NEWSWIRE) -- Liquid Holdings Group, Inc. (Nasdaq:LIQD), a provider of a single platform that integrates order and execution management with real-time risk, reporting, shadow accounting, and managed services in the cloud for the financial services community, today announced that Victor R. Simone, Jr. has been newly named as the Non-Executive Chairman of Liquid's Board of Directors, succeeding Brian Storms in that role. Mr. Storms remains as the CEO of Liquid as well as a member of its Board of Directors. Liquid also announced that Richard Schaeffer has resigned from the Board, effective immediately.

"We believe this is a significant step forward for Liquid Holdings at such an early stage of our company's history. Vic's leadership, reputation and experience will add considerably to our ability to penetrate the financial markets with our game-changing technology," said Brian Storms, CEO of Liquid. "Now is the right time for this company and its Board of Directors to have a Non-Executive Chairman, demonstrating our Board's continuing commitment to implementing corporate governance best practices. I am very excited to have the opportunity to work closely with Vic going forward."

"The Board would like to thank Richie Schaeffer for his important contributions during the formation of Liquid Holdings," added Storms. "We wish him well in all his future endeavors."

"Brian and the Liquid team are building an exciting and innovative financial technology company and I am honored to accept the Chairman position. I look forward to working with them to help Liquid realize its tremendous potential," said Mr. Simone.

Mr. Simone has served as a Liquid director since March 2013. From 2006 until his retirement in 2009, Mr. Simone served as Global Head of the Principal Strategic Investments Group at Goldman Sachs. During his tenure at Goldman Sachs, he led the firm's Global eBusiness Group, its Institutional Client Services Group, its Private Client Services Fixed Income Group, and also served as Chairman of the firm's Innovation Committee and the Fixed Income Industry Groups. He joined Goldman Sachs in 1981 after working in the corporate banking department of the Chase Bank, and he was named a managing director at Goldman Sachs in 1997.

Mr. Simone has also served as Chairman of the boards of a number of financial technology companies, including Tradeweb Markets LLC, as well as in a variety of other board positions. He served as a Director of Interactive Data Corporation from 2009 to 2010, served on the GETCO Advisory Board from 2010 to 2011, and served as a senior industry executive of Welsh, Carson, Anderson & Stowe from 2011 to 2012. He is currently a Director of the Boston College Wall Street Executive Council, the Boston College Financial Advisory Board and the New York Fellowship. Simone received his bachelor's degree from Boston College and his Masters of Business Administration from New York University.

About Liquid Holdings Group

Liquid Holdings Group, Inc. (Nasdaq:LIQD) is a cloud-based technology and managed services provider to the global hedge fund and active trading markets. Liquid's solutions are delivered efficiently and securely through the cloud in a SaaS model. The Liquid platform was purpose built to manage the entire trade lifecycle by seamlessly integrating multi-currency, multi-asset trade order management and execution with real-time risk, portfolio management, and shadow account reporting through a single solution. The company offers the Liquid platform or any of its components on a subscription basis to hedge fund managers, asset managers, family offices, and financial institutions worldwide.

Headquartered in New York City with offices in London and Aventura, Florida, Liquid Holdings Group was formed in 2012. For more information, please visit www.liquidholdings.com.

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